Exhibit 99.1
May 14, 2014
HOLLYFRONTIER CORPORATION ANNOUNCES INCREASE IN REGULAR DIVIDEND AND DECLARES ADDITIONAL $0.50 SPECIAL DIVIDEND

•	Regular Quarterly Dividend Increased to $0.32 Per Share from $0.30 Per Share

•	Declares $0.50 Per Share Special Dividend

DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors approved an increase in the Company's regular quarterly cash dividend to $0.32 per share from the previous rate of $0.30 per share. This is the sixth increase in the regular dividend since our merger in July of 2011, representing a total increase of more than 325 percent. The regular dividend will be paid on June 27, 2014 to holders of record of common stock on June 6, 2014.
The Company also announced today a special cash dividend in the amount of $0.50 per share. The special dividend will be paid on June 13, 2014 to holders of record of common stock on May 30, 2014.

Mike Jennings, CEO and President of HollyFrontier, said, "Today’s action by our Board of Directors shows a commitment to creating shareholder value through an increase in our regular dividend and the 13th announced special dividend. Including today's announcement, HollyFrontier has returned over $2.2 billion in capital to shareholders, through a combination of regular and special dividends and share repurchases, since our merger less than three years ago."

About HollyFrontier Corporation:

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also currently owns a 39% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.

Information about the Company may be found on its website at www.hollyfrontier.com.
FOR FURTHER INFORMATION, Contact:

Julia Heidenreich, Vice President, Investor Relations
Blake Barfield,    Investor Relations
HollyFrontier Corporation
214/954-6510